Exhibit 99.1

Finance of America Issues Statement on the Proposed Sale of Commercial Lending Business

Plano, Texas – February 21, 2023 – Finance of America Companies Inc. (NYSE: FOA) (“FOA” or the “Company”), a leading specialty finance and solutions platform, issued the following statement today from FOA Interim Chief Executive Officer Graham A. Fleming regarding the entry into an agreement for the sale of operational assets of Finance of America Commercial, a division of an FOA subsidiary that offers residential real estate investment loans, to Roc Capital Holdings LLC (“Roc360”), a vertically-integrated digital platform for residential real estate investors:

“Today’s announcement is another step taken by the Company as it executes on its long-term strategy. By streamlining our focus and growing our core businesses, which benefit from a shared set of demographic and economic tailwinds, FOA can more effectively dispatch our innovative suite of solutions to help Americans achieve their retirement goals through the use of home equity.”

Credit Suisse Securities (USA) LLC acted as financial advisor to FOA. For more information, please see our Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”).

About Finance of America

Finance of America (NYSE: FOA) is a specialty finance consumer lending platform that provides customers with access to an innovative range of flexible solutions including reverse mortgages and home improvement loans. In addition, FOA offers complementary lending services to enhance the customer experience, as well as capital markets and portfolio management capabilities to optimize distribution to investors. FOA is headquartered in Plano, TX. For more information, please visit www.financeofamerica.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the Company’s expectations regarding the proposed transaction. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only management’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. These statements are subject to risks, uncertainties, assumptions and other important factors. Factors that could cause the Company’s actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement; the inability to complete the proposed transaction and the risk that the proposed transaction will not be consummated in a timely manner.

Additional factors that could cause the Company’s actual outcomes or results to differ materially from those described in the forward-looking statements can be found in the section entitled “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, originally filed with the SEC on March 15, 2022, as such factors may be amended and updated from time to time in the Company’s subsequent periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Contacts

For Finance of America Media Relations: pr@financeofamerica.com

For Finance of America Investor Relations: ir@financeofamerica.com

For Roc360 Media Relations: pr@roc360.com

For more information about Roc360, please visit www.roc360.com